500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Len E. Williams, President and Chief Executive Officer Eric S. Nadeau, EVP, Treasurer and Chief Financial Officer 208-466-4634 www.myhomefed.com

IDAHO-BASED HOME FEDERAL BANK AND HOME FEDERAL BANCORP, INC. NOT
AFFILIATED WITH FAILED MICHIGAN-BASED HOME FEDERAL SAVINGS BANK

Failed Detroit bank is not a part of successful community bank holding company in Idaho

Nampa, ID (November 9, 2009) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Home Federal”), clarified today that it has no relationship with a failed bank of similar name in Michigan. Home Federal is based in Nampa, Idaho, and operates 23 full-service banking offices and one commercial loan center in southwestern Idaho, including Boise, and the Tri-County Region of Central Oregon. It is in no way affiliated with a Detroit-based bank of similar name that was recently closed in a transaction between the FDIC and a Louisiana-based bank.

The Company announced the clarification today to prevent confusion among its clientele and shareholders.

Home Federal significantly exceeds regulatory requirements to qualify as “well-capitalized” with a total risk-based capital ratio of 34.9% at September 30, 2009, compared to the regulatory requirement of 10.0%. The Company continues to pay steady dividends to shareholders and Home Federal recently acquired a failed institution in Central Oregon from the FDIC.

Home Federal Bank, headquartered in Nampa, Idaho, is 89 years old and the largest community bank based in the Treasure Valley. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME" and is included in the Russell 2000 Index. For more information, visit the Company’s web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2008, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.